Investor Relations Information: Hawk Associates Inc. Frank Hawkins or Julie Marshall Phone: (305) 451-1888 E-mail: info@hawkassociates.com
News Release: FOR IMMEDIATE RELEASE
MobilePro Corp 6701 Democracy Blvd. Suite 202 Bethesda, MD 20817 http://www.mobileprocorp.com

MobilePro Signs Definitive Agreement to Sell CLEC Division

$30 Million Price Would Enable Full Retirement of Cornell Capital Obligations at Closing

BETHESDA, Md. - July 2, 2007 -- MobilePro Corp. (OTC Bulletin Board: MOBL), announced today that it has signed a definitive agreement to sell its CLEC Division in a transaction valued at $30 million to United Systems Access Telecom, Inc., which does business as USA Telephone (www.savewithusa.com). The sale will include cash of $21.9 million and $8.1 million in convertible preferred stock in United Systems Access paid in two tranches.

MobilePro’s CLEC Division consists of the wholly-owned subsidiaries American Fiber Network, Inc. (AFN), CloseCall America, Inc. and the company’s ISP businesses including Inreach Internet and Nationwide Internet. The company expects the sale of the ISPs to close within 10 days. The sale of AFN and CloseCall, which are subject to obtaining required regulatory consents and other customary closing conditions, is expected to close in 90 to 120 days. Also, both the ISP sale and the sale of AFN and Closecall require the consent of Cornell Capital to release its lien on the assets being sold.

Jay Wright, chairman and CEO of MobilePro Corp., said, “This transaction, which represents the culmination of a sale process MobilePro has run over the past three months and saw us receive inquiries from more than a dozen companies and multiple acquisition proposals, allows us to become a preferred shareholder in USA Telephone, a privately held telecommunications company with, in my view, superior management and financial backers. It also would allow us, upon closing, to pay off our debt to Cornell Capital and focus our efforts on our other operating divisions. Through our preferred stock position, we will have the opportunity to continue to share in the upside growth opportunity of our CLEC business going forward.”

Commenting on the acquisition of assets, L. William Fogg, USA Telephone president and CEO said, “This acquisition aligns four companies that have been pursuing a similar strategy for several years. The combination of MobilePro’s CLEC and ISP assets with our existing USA Telephone assets will allow us to offer services and extend our brand across the entire United States. Specifically, we have strengthened our position in the Eastern United States by combining our already strong northeastern U.S. residential landline customer base with the strong Mid-Atlantic customer base of Close Call. The products, services and customer demographics align very closely and make USA Telephone a formidable presence from Maine to Maryland. AFN fills the growing need for a strong business customer presence that is dominating the CLEC market in recent years, and with the ISP acquisition of Nationwide Internet and Inreach Internet we can round out our product offerings to customers on all platforms by providing full data, voice and wireless solutions throughout the country.”

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About MobilePro Corp.
MobilePro Corp., based in Bethesda, Md., is one of North America’s leading wireless broadband companies. The company serves customers throughout the United States, primarily through its CloseCall America, AFN, Nationwide Internet and Kite Networks subsidiaries. For more information about MobilePro, visit http://www.mobileprocorp.com .

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/moblprofile.aspx.

For investor relations information regarding MobilePro, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive notification of future releases in e-mail alerts, sign up at http://www.hawkassociates.com/email.aspx.

About USA Telephone

USA Telephone is an established communications service provider dedicated to developing and operating business units that deliver low-cost voice and data services to under or inadequately served consumer and business markets throughout the United States.

The USA Telephone portfolio brands utilize its proprietary technological infrastructure, "hands-on" management expertise and ironclad operating agreements to offer telephone and internet access services. The company offers high-quality customer care with some of the lowest local and long distance rates in the country.

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Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements regarding the expected closing date or time of the transactions and that the transactions are expected to be accretive are forward-looking statements. These forward-looking statements are based on management’s expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future. See MobilePro’s Form 10-K for the fiscal year ended March 31, 2007 for a discussion of some of the risks, uncertainties and other factors which necessarily qualify all MobilePro forward-looking statements. Additionally, there is a risk that Cornell Capital may not consent to releasing its lien on some or all of the assets being sold in the transaction announced today. Failure of Cornell Capital to consent on reasonable terms could cause the transaction not to close and could result in a material adverse effect to MobilePro and its shareholders.

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